Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-292981) of Monroe Federal Bancorp, Inc. of our report dated June 25, 2026, with respect to our audit of the consolidated financial statements of Monroe Federal Bancorp, Inc. at and for the year ended March 31, 2026, included in this Annual Report on Form 10-K.

Wipfli LLP

June 25, 2026

Eau Claire, Wisconsin